Exhibit 10.1

AMENDMENT TO

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDMENT (“Amendment”) to the Amended and Restated Employment Agreement dated as of April 25, 2024 (the “Employment Agreement”) by and between CoastalSouth Bancshares, Inc. (the “Company”), Coastal States Bank (the “Bank”) and Stephen R. Stone (the “Executive”), shall be effective as of the 23rd day of April 2026.

WHEREAS, the parties desire to amend the Employment Agreement to reflect certain updates to the provision therein related to Section 409A of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Section 17 of the Employment Agreement shall be deleted in its entirety and replaced with the following:

“17. Code Section 409A.

(a)
General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither Employer nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive as a result of the application of Section 409A of the Code.
(b)
Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder by reason of the Executive’s termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to the Executive by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”
(c)
Treatment of Installment Payments. Each payment of termination benefits under Section 5(b) of this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.
(d)
Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on the Executive’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the Executive’s

LEGAL/51176855v1

date of termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then such payment or benefit shall be made (or in the case of installment payments, installments that would have otherwise been payable during such 60-day period shall be accumulated and paid) on the 60th day after the Executive’s date of termination provided such release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, Employer may elect to make or commence payment at any time during such 60-day period.
(e)
Permitted Acceleration. The Bank shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to the Executive of deferred amounts, provided that such distribution meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).
(f)
Timing of Reimbursements and In-kind Benefits. If, during the Term, the Executive is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in the Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of the Executive to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.
(g)
Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service during a period in which the Executive is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by Employer under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Executive’s separation from service (or, if the Executive dies during such period, within 30 days after the Executive’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.”
2.
The Employment Agreement, except as modified by the terms of this Amendment, shall continue in full force and effect from and after the date of the adoption of this Amendment as in effect before this Amendment.

[Signatures on next page]

LEGAL/51176855v1

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered on the day and year first above written.

COASTALSOUTH BANCSHARES, INC.

By:

Name: James S. MacLeod

Title: Chairman

COASTAL STATES bank

By:

Name: James S. MacLeod

Title: Chairman

EXECUTIVE

Stephen R. Stone

LEGAL/51176855v1